EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into as of June 6, 2013 by and between Diebold, Incorporated, an Ohio corporation (together with its successors and assigns permitted under this Agreement, the “Company”), and Andreas W. Mattes (the “Executive”).
W I T N E S S E T H
WHEREAS, the Company and the Executive enter into this Agreement to set forth the terms and conditions upon which the Executive agrees to serve as an officer of the Company;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:
1.Definitions.
(a)    “Base Salary” shall mean the salary provided for in Section 4 below.
(b)    “Board” shall mean the Board of Directors of the Company.
(c)    “Cause” shall mean the Executive’s:
(i)    Willful failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s Disability), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties, and the Executive has failed to remedy the situation within fifteen (15) business days of such written notice from the Company;
(ii)    Willful gross negligence in the performance of the Executive’s duties;
(iii)    Conviction of, or plea of guilty or nolo contendere to, any felony or a lesser crime or offense which, in the reasonable opinion of the Company, could adversely affect the business or reputation of the Company;
(iv)    Willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;
(v)    Willful violation of any provision of the Company’s Code of Business Ethics, as amended from time to time;
(vi)    Willful violation of any of the covenants contained in Sections 11 through 13 of this Agreement, as applicable;

(vii)    Engaging in any act of dishonesty resulting in, or intended to result in, personal gain at the expense of the Company; or
(viii)    Engaging in any act that is intended to harm, or may be reasonably expected to harm, the reputation, business prospects, or operations of the Company.
For purposes of this Section 1(c), no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (i) authority given pursuant to a resolution duly adopted by the Board; or (ii) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company.

For purposes of this Agreement, there shall be no termination for Cause pursuant to subsections 1(c)(ii) through (viii) above, unless a written notice, containing a detailed description of the grounds constituting Cause hereunder, is delivered to the Executive stating the basis for the termination. Upon receipt of such notice, the Executive shall be given 30 days to fully cure (if such violation, neglect, or conduct is capable of cure) the violation, neglect, or conduct that is the basis of such claim. If, in the Board’s opinion, cure has not been accomplished by the Executive at the conclusion of such 30-day period, the Executive will be given a reasonable opportunity to be heard before termination.

(d)    “Change in Control” means the occurrence of any of the following during the CIC Term (as defined below):
(i)    The Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction is held in the aggregate by the holders of Voting Stock (as that term is hereafter defined) of the Company immediately prior to such transaction;
(ii)    The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer; or
(iii)    There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13(d)(3) or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company (“Voting Stock”);

(iv)    If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of any such period.

Notwithstanding the foregoing provisions of Section 1(d)(iii) hereof, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement either (i) solely because (A) the Company, (B) a Subsidiary of the Company, or (C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (ii) solely because of a change in control of any Subsidiary by which the Executive may be employed. Notwithstanding the foregoing provisions of Sections 1(d)(i-iii) hereof, if, prior to any event described in Sections 1(d)(i-iii) hereof instituted by any person not an officer or director of the Company, or prior to any disclosed proposal instituted by any person not an officer or director of the Company which could lead to any such event, management proposes any restructuring of the Company which ultimately leads to an event described in Sections 1(d)(i-iii) hereof pursuant to such management proposal, then a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement.
Further, in the event that any agreement to merge, consolidate, reorganize or sell or otherwise transfer assets referred to in Section 1(d)(i) or 1(d)(ii) is terminated without such merger, consolidation, reorganization or sale or transfer having been consummated, or the person filing such Schedule 13D or Schedule 14D-1 referred to in Section 1(d)(iii) files an amendment to such Schedules disclosing that it no longer is the beneficial owner of securities representing 20% or more of the Voting Stock of the Company, or the Company reports that the change in control which it reported in the filing referred to in Section 1(d)(iii) will not in fact occur, the Board shall by notice to the Executive nullify the occurrence of such Change in Control.
“CIC Term” means the period commencing as of the Effective Date and expiring as of the close of business on the second anniversary of the Effective Date, provided, however, that (i) commencing on January 1, 2014 and each January 1 thereafter, the CIC Term shall automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or he, as the case may be, does not wish to have the CIC Term extended and (ii) upon a Change in Control, the CIC Term shall be extended to the second anniversary of such Change in Control. Notwithstanding the foregoing, if, at any time prior to a Change in Control, the Executive for any reason is no longer an employee of the Company or a Subsidiary, thereupon the CIC Term shall be deemed to have expired.
(e)     “Code” means the Internal Revenue Code of 1986, as amended.
(f)    “Compensation Committee” shall mean the Compensation Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation Committee.
(g)     “Date of Termination” shall mean the date on which the Executive incurs a “separation from service” within the meaning of Section 409A of the Code.

(h)    “Disability” shall mean the Executive’s permanent and total disability as defined by the long-term disability plan in effect for senior executives of the Company.
(i)    “Effective Date” shall be June 6, 2013.
(j)    “Equity Incentive Plan” shall mean the Amended and Restated 1991 Equity Performance and Incentive Plan, as it may be amended from time to time, and/or any successor plan(s) providing for the issuance of time-based or performance-based equity to executives.
(k)    “Good Reason” shall mean the occurrence of any one or more of the following without the Executive’s express written consent:
(i)    The Company changes the Executive’s title or material job duties such that it results in material diminution in Executive’s authority, duties, or responsibilities; or
(ii)    The Company materially reduces the amount of the Executive’s then current Base Salary or the target opportunity for his annual incentive award; or
(iii)    The Company requires the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive’s principal job location or office as of the Effective Date, which the Parties acknowledge to be the Company’s North Canton, Ohio corporate headquarters; or
(iv)    Executive is removed by the Board of its own volition from his position on the Board; or
(v)    The failure of the Company to obtain in writing the obligation to perform or be bound by the terms of this Agreement by any successor to the Company or a purchaser of all or substantially all of the assets of the Company; or
(vi)    Any other action or inaction by the Company that constitutes a material breach by the Company of the terms and conditions of this Agreement.
The Executive is not entitled to assert that his termination is for Good Reason, unless the Executive gives the Company written notice of the event or events that are the basis for such claim within 30 days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than 30 days after to cure the alleged condition.

(l)     “Pro Rata” shall mean a fraction, the numerator of which is the number of days that the Executive was employed in the applicable performance period (the performance period in the case of an annual incentive award and a performance cycle in the case of an award under the Equity Incentive Plan) and the denominator of which shall be the number of days in the applicable performance period or cycle.

(m)    “Protected Information” shall mean trade secrets, confidential and proprietary business information of the Company, and any other information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services that may be developed from time to time by the Company and its agents or employees, including the Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.
(n)    “Shares” shall mean the Common Shares of the Company.
(o)    “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by the Company, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.
(p)    “Term of Employment” shall mean the period specified in Section 2 below (including any extension as provided therein).
2.    Term of Employment.
The Term of Employment shall begin on the Effective Date, and shall extend until the second anniversary of the Effective Date, with automatic one-year renewals thereafter unless either Party notifies the other at least 6 months before the scheduled expiration date that the Agreement is not to renew. Notwithstanding the foregoing, the Term of Employment may be earlier terminated by either Party in accordance with the provisions of Section 10.
3.    Position, Duties and Responsibilities.
(a)    Commencing on the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall be employed as the Chief Executive Officer and President of the Company and be responsible for the general management of the affairs of the Company. The Executive also shall be nominated to become a member of the Board, effective as of the Effective Date. The Executive, in carrying out his duties under this Agreement, shall report to the Board. During the term of this Agreement, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote its interests.
(b)    Nothing herein shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations with the concurrence of the Board, (ii) serving on the boards of a reasonable number of trade associations and/or charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing his personal investments and affairs, provided that such activities set forth in this Section 3(b) do not conflict or interfere with the effective discharge of his duties and responsibilities under Section 3(a).
4.    Base Salary.
The Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $775,000. The Base Salary shall be reviewed annually for increase in the discretion of the Board.
5.    Annual Incentive Award.
During the Term of Employment, the Executive shall be eligible for an annual incentive award with payout opportunities that are commensurate with his position and duties, as determined by the Company in its sole discretion. The Executive’s annual incentive award opportunities shall be based on Company and individual performance goals determined, and subject to change, by the Company in the Company’s sole discretion. For 2013, any annual incentive award will be paid on a Pro Rata basis, based upon a guaranteed minimum payout of at least 100% of the target opportunity. The Executive shall be paid his annual incentive award no later than other senior executives of the Company are paid their annual incentive award.
6.    Sign-On Arrangement and Long-Term Incentive Awards.
(a)    As soon as practicable following the Effective Date, the Company shall grant the Executive $500,000 worth of Common Shares (or a substantially equivalent equity award) specifically subject to repayment, as further governed by the terms and conditions for such grant as set forth in an agreement between the Company and the Executive evidencing such grant, including terms that generally provide that the Company's right to repayment shall expire with respect to (i) 50% of the total number of Common Shares subject to the grant on the first anniversary of the Effective Date if the Executive remains continuously employed by the Company until such date and (ii) the remaining 50% of the total number of Common Shares subject to the grant on the second anniversary of the Effective Date if the Executive remains continuously employed by the Company until such date.
(b)    The Executive shall be eligible to participate in the Company’s Long-Term Incentive Plan (LTIP) on terms commensurate with his position and duties, as determined by the Company in its sole discretion. Program design including performance measures and weighting is at the sole discretion of the Board.
7.    Employee Benefit Programs.
During the Term of Employment, the Executive shall be entitled to participate in any employee benefit plans and programs made available to the Company’s senior level executives (other than the Diebold, Incorporated Senior Leadership Severance Plan (For Tier I, Tier II, and Tier III Executives), subject to Section 10(f) below, or any defined benefit plan, under any circumstances), as such plans or programs may be in effect from time to time, including, without limitation, 401(k) savings and other plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company in the future from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. The Executive’s participation shall be based on, and the calculation of all benefits shall be based on, the assumptions that the Executive has met all service-period or other requirements for such participation. The Executive shall be entitled to four weeks of paid vacation during each year of employment, which shall be subject to the Company’s vacation policy for senior executives.
8.    Reimbursement of Business and Other Expenses.
The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy.
9.    Perquisites.
The Executive shall receive the following Company executive perquisites:
(a)    The Company shall reimburse the Executive for reasonable financial planning and tax preparation fees up to an annual maximum of $12,000.
(b)    The Executive shall be entitled to the annual Executive Physical Program at the Company’s expense at the Cleveland Clinic.
(c)    The Company shall reimburse the cost of reasonable travel and housing expenses incurred by the Executive in connection with any temporary remote work arrangement occasioned by the Executive’s work for Company, such temporary remote work arrangement not to last longer than one year from the Effective Date. Determinations as to the reasonableness of such travel and housing expenses shall be at the discretion of the Board.
(d)    The Executive shall be entitled to benefits provided under the Company’s applicable relocation policy, and the Company shall reimburse certain additional expenses as may be approved by the Chairman of the Board.
All reimbursements under Section 8 or Section 9, or otherwise under the Agreement, shall be for expenses incurred by the Executive during the Term of Employment. In all events such reimbursement will be made no later than the end of the year following the year in which the expense was incurred. Each provision of reimbursements shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during one calendar year in no event will affect the amount of expenses required to be reimbursed or in-kind benefits required to be provided by the Company in any other calendar year.
10.    Termination of Employment.
(a)    Termination Due to Death. In the event that the Executive’s employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to the following benefits:
(i)    a lump sum amount, paid within 60 days following the Date of Termination, equal to the Executive’s unpaid Base Salary through and including the Date of Termination, as well as accrued, unused vacation and unreimbursed business expenses as of the Date of Termination, consistent with the regular payroll practices of the Company;
(ii)    a lump sum amount, paid within 60 days following the Date of Termination, of the annual incentive at target for the calendar year that includes the Date of Termination; provided however, that such amount shall be adjusted on a Pro Rata basis.
(iii)    all outstanding options and stock appreciation rights (“SARs”), whether or not then vested, shall vest and shall remain exercisable for a period of one year or until their stated expiration date, if earlier; and
(iv)    Pro Rata long-term incentives shall be payable when scheduled to be paid (if, and to the extent, such awards are payable).
(b)    Termination Due to Disability. In the event that the Executive’s employment is terminated due to his Disability, and conditioned upon, no later than 60 days after the Date of Termination, the Executive’s effective execution of a general release of claims against the Company (without revocation), the terms of such release to be agreed upon by the Company and the Executive, as well as the Executive’s acknowledgement of, and the Executive’s compliance with, the Executive’s obligations under the restrictive covenants set forth in Sections 11 through 13, he shall be entitled to the following benefits:
(i)    a lump sum amount, paid within 60 days following the Date of Termination, equal to the Executive’s unpaid Base Salary through and including the Date of Termination, as well as for any accrued, unused vacation and unreimbursed business expenses as of the Date of Termination, consistent with the regular payroll practices of the Company;
(ii)    a lump sum amount, paid within 60 days following the Date of Termination, of the annual incentive at target for the calendar year that includes the Date of Termination; provided however, that such amount shall be adjusted on a Pro Rata basis;
(iii)    all outstanding options and SARs, whether or not then vested, shall vest and shall remain exercisable for a period of one year or until their stated expiration date, if earlier;

(iv)    Pro Rata long-term incentives shall be payable, when scheduled to be paid (if, and to the extent, such awards are payable); and
(v)    continuation of the Executive’s medical, dental, vision, and Company-paid basic life insurance coverage for 24 months. These benefits shall be provided by the Company to the Executive beginning immediately upon the Date of Termination. Such benefits shall be provided to the Executive at the same coverage level and cost to the Executive as in effect immediately prior to the Executive’s Date of Termination. Notwithstanding the above, these medical, dental, vision and Company-paid basic life insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined solely by the Company in good faith. For purposes of enforcing this offset provision, the Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.
In no event shall a termination of the Executive’s employment due to Disability occur until the Party terminating Executive’s employment gives written notice to the other Party in accordance with Section 24 below.
(c)    Termination by the Company for Cause. In the event the Company terminates the Executive’s employment for Cause, he shall be entitled to the following benefits:
(i)    a lump sum amount, paid within 60 days following the Date of Termination, equal to the Executive’s unpaid Base Salary through and including the Date of Termination, as well as accrued, unused vacation and unreimbursed business expenses as of the Date of Termination, consistent with the regular payroll practices of the Company; and
(ii)    all outstanding options and SARs which are not then vested shall be forfeited; vested options and SARs shall remain exercisable until the earlier of the thirtieth day after the Date of Termination or the originally scheduled expiration date of the options and SARs, unless the Compensation Committee determines otherwise.
(d)    Termination by Company without Cause or Termination by the Executive for Good Reason. In the event the Executive’s employment is terminated by the Company without Cause (i.e., on a basis other than specified in Subsections 10(a), 10(b), 10(c), 10(e), or 10(f)), or in the event Executive’s employment is terminated by Executive for Good Reason, in either case, at any time other than during the two-year period following a Change in Control, and conditioned upon, no later than 60 days after the Date of Termination, the Executive’s effective execution of a general release of claims against the Company (without revocation), the terms of such release to be agreed upon by the Company and Executive, as well as Executive’s acknowledgement of, and Executive’s compliance with, Executive’s obligations under the restrictive covenants set forth in Sections 11 through 13, the Executive shall be entitled to the following benefits:

(i)    a lump sum amount, paid within 60 days following the Date of Termination, equal to the Executive’s unpaid Base Salary through and including the Date of Termination, as well as accrued vacation pay and unreimbursed business expenses;
(ii)    a lump sum amount, paid within 60 days following the Date of Termination, equal to two (2) times (A) the Executive’s Base Salary, and (B) the Executive’s annual incentive award at target for the calendar year that includes the Date of Termination;
(iii)    a lump sum amount, if any, paid within two and one-half (2 ½) months after the end of the calendar year that includes the Date of Termination, equal to the actual annual incentive that would have been payable to the Executive for the calendar year that includes the Date of Termination based on the Company’s actual performance against applicable goals and for Executive’s personal goals/ key initiatives, based on Executive’s assumed target level performance, if the Executive had remained employed through the end of such calendar year; provided however, that such amount shall be adjusted on a Pro Rata basis.
(iv)    Continuation of the Executive’s medical, dental, vision, and Company-paid basic life insurance coverage for 24 months. These benefits shall be provided by the Company to the Executive beginning immediately upon the Date of Termination. Such benefits shall be provided to the Executive at the same coverage level and cost to the Executive as in effect immediately prior to the Executive’s Date of Termination. Notwithstanding the above, these medical, dental, vision and Company-paid basic life insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined solely by the Company in good faith. For purposes of enforcing this offset provision, the Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same;
(v)    All outstanding and unvested stock options and SARs shall immediately vest and shall remain exercisable for a period of three (3) months from the Date of Termination or the last day of the option term, whichever occurs first. Additionally, from time to time, the Company may declare “blackout” periods with respect to designated employees of the Company during which such employees are prohibited from engaging in certain transactions in Company securities. In the event that the scheduled expiration date of this option and SAR shall fall within a blackout period that has been declared by the Company and that applies to an option/SAR holder, then the expiration date shall automatically, and without further notice to the option/SAR holder, be extended until such time as fifteen (15) consecutive business days have elapsed after the scheduled expiration date without interruption by any blackout period that applied to the option/SAR holder;
(vi)    All restrictions on unvested shares of restricted stock and unvested restricted stock units shall immediately lapse, with such shares and units becoming non-forfeitable on a pro rata basis, as determined under this subparagraph (vi). The pro rata award shall equal the product of (A) and (B) where (A) is the number of restricted stock shares or units subject to the award, and (B) is a fraction, the numerator of which is the number of calendar months that the Executive was employed by the Company during the restriction period (with any partial months counting as a full month for this purpose) and the denominator of which is the number of months in the restriction period. The timing of the delivery of any shares on account of the vesting of any restricted share units will be determined under the terms of the Equity Incentive Plan (as most recently amended and/or restated) and the award agreements (or comparable documentation) thereunder;
(vii)    Unearned performance shares and performance units shall be paid out on a pro rata basis, as determined under this subparagraph (vii). The pro rata award shall equal the product of (A) and (B) where (A) is the award the Executive would have earned based on actual performance measured as of the end of the respective performance period and (B) is a fraction, the numerator of which is the number of calendar months that the Executive was employed by the Company during the performance period (with any partial month counting as a full month for this purpose) and the denominator of which is the number of months in the performance period. Any such awards will be paid to Executive at the same time eligible participants are paid; and
(viii)    The Company will assist the Executive in finding other employment opportunities by providing to him, at the Company’s limited expense, reasonable professional outplacement services through the provider of the Company’s choice. Such outplacement services shall terminate when the Executive finds other employment. However, in no event shall such outplacement services continue for more than 24 months following the Date of Termination.
(e)    Voluntary Termination. A termination of employment by the Executive on his own initiative, other than a termination due to Disability or a termination for Good Reason, shall have the same consequences as provided in Section 10(c) for a termination for Cause. A voluntary termination under this Section 10(e) shall be effective on the date specified in the Executive’s written notice, unless such voluntary termination is earlier accepted by the Company, such early acceptance still to be treated as a voluntary termination by the Executive.
(f)    Non-Renewal by the Company. During the Term of Employment, the Executive shall not be entitled to participate in the Diebold, Incorporated Senior Leadership Severance Plan (For Tier I, Tier II, and Tier III Executives), or any similar or successor plans or arrangements (the “Severance Plan”), but shall instead (except as may be otherwise determined by the Board), be entitled to receive payments and benefits in connection with the termination of the Executive’s employment pursuant to this Agreement. Notwithstanding the prior sentence, in the event that the Company notifies the Executive pursuant to Section 2 of this Agreement that the Term of Employment shall not renew, the Company shall take prompt action to provide that, immediately upon termination of the Term of Employment, the Executive shall participate in the Severance Plan with severance and benefit opportunities under the Severance Plan that are commensurate with his position and duties immediately prior to the termination of the Term of Employment. In the event that there is no Severance Plan in place at the time of a non-renewal or the benefits are reduced from the Severance Plan in place on the Effective Date and assuming the Executive separates from the Company, he will be entitled to rights no less favorable than the rights set forth in the Severance Plan in place on the Effective Date. The rights and obligations under this Section 10(f) shall survive any termination of this Agreement or termination of the Executive’s employment with the Company.
(g)    No Mitigation; No Offset. In the event of any termination of employment under this Section 10, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.
(h)    Nature of Payments. Any amounts due under this Section 10 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.
(i)    Timing of Payments. Notwithstanding any provision in this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by the Company from time to time) on the Date of Termination, to the extent payments or benefits made hereunder (as well as any other payment or benefit that the Executive is entitled to receive upon his separation from service) constitute deferred compensation (after taking account any applicable exceptions under Section 409A of the Code), and to the extent required by Section 409A of the Code, payments or benefits payable upon separation from service which otherwise would be payable during the six-month period immediately following the Date of Termination will instead be paid or made available on the earlier of (i) the first day following the six month anniversary of the Executive’s Date of Termination and (ii) the Executive’s death.
11.    Non-Competition.
(a)     The Executive agrees that during the Executive’s employment with the Company and for a period of two (2) years following the termination of such employment, whether termination is by the Executive or the Company, and regardless of the reasons therefore, the Executive shall not: (A) directly, or indirectly act in concert or conspire with any person employed by the Company in order to, engage in or prepare to engage in or to have a financial or other interest in any business or any activity that he knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on (or with any product, service, or business activity which was under active development while the Executive was employed by Company if such development is being actively pursued by the Company during such two-year period); or (B) serve as an employee, agent, partner, shareholder, director, or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity that he knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on (or with any product, service, or business activity which was under active development while the Executive was employed by Company if such development is being actively pursued by the Company during such two-year period), provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the

Exchange Act. Further, notwithstanding anything to the contrary in this Section 11(a), provided that the Company is given reasonable opportunity to consult with the Executive and the Executive consults with the Company in good faith, the Company may opt, in its sole discretion, to consent to the Executive’s accepting employment with a competitive business on the condition that Executive will not be involved, directly or indirectly, in any manner, with any competitive product or service.
(b)    The Executive further acknowledges and agrees that, in the event of the termination of his employment with the Company, the Executive’s experience and capabilities are such that the Executive can obtain employment in business activities which do not compete with the Company, and that the enforcement of this Agreement by way of injunction shall not prevent the Executive from earning a reasonable livelihood. The Executive further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and duration.
12.    No Solicitation of Employees.
The Executive agrees that during his employment with the Company and for a period of three (3) years following the termination of such employment, whether termination is by the Executive or by the Company, regardless of the reasons therefore, the Executive will not directly or indirectly, (a) employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company; or (b) solicit suppliers or customers of the Company or induce any such person to terminate his, her, or its relationship with the Company. In the event that the scope of the restrictions in Section 11 or 12 are found overly broad, Executive agrees that a court should reform the restrictions by limiting them to the maximum reasonable scope.
13.    Confidentiality.
The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information, and that Protected Information has been and will be developed at substantial cost and effort to the Company. The Executive shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Executive’s employment), nor use in any manner, either during the Executive’s employment or after termination for any reason, any Protected Information, or cause any such Protected Information of the Company to enter the public domain.
14.    Effect of a Change in Control. The Executive’s entitlements relating to a Change in Control of the Company shall be determined in accordance with this Section 14 and there shall be no duplication of the benefits provided in this Section 14.
(a)    Extension of Agreement. Subject to Section 16 below, upon a Change in Control, the Term of Employment shall be extended to the second anniversary of such Change in

Control, with automatic one-year renewals thereafter unless either party notifies the other at least 6 months before the scheduled expiration date that the Agreement is not to renew. Notwithstanding the foregoing, the Term of Employment may be earlier terminated by either party in accordance with the provisions of Section 10, except as modified by this Section 14.
(b)    Obligations of the Company upon Certain Terminations Following a Change in Control.
(i)    Good Reason; Other Than for Cause. If, during the two-year period following a Change in Control, the Executive’s employment is terminated by the Company without Cause (i.e., on a basis other than specified in Subsections 10(a), 10(b), 10(c), 10(e), or 10(f)), or the Executive’s employment is terminated by Executive for Good Reason, and conditioned upon Executive’s compliance with Executive’s obligations under the restrictive covenants set forth in Sections 11 through 13, the Executive shall be entitled to the following benefits:
(A)    a lump sum amount, paid within 60 days following the Date of Termination, equal to the Executive’s unpaid Base Salary through and including the Date of Termination, as well as accrued vacation pay and unreimbursed business expenses;
(B)    a lump sum amount, paid within 60 days following the Date of Termination, equal to two times (A) the Executive’s Base Salary, and (B) the Executive’s annual incentive award at target for the calendar year that includes the Date of Termination;
(C)    a lump sum amount, if any, paid within two and one-half (2 ½) months after the end of the calendar year that includes the Date of Termination, equal to the actual annual incentive that would have been payable to the Executive for the calendar year that includes the Date of Termination based on the Company’s actual performance against applicable goals and for Executive’s personal goals/ key initiatives, based on Executive’s assumed target level performance, if the Executive had remained employed through the end of such calendar year; provided however, that such amount shall be adjusted on a Pro Rata basis;
(D)    continuation of the Executive’s medical, dental, vision, and Company-paid basic life insurance coverage for 24 months. These benefits shall be provided by the Company to the Executive beginning immediately upon the Date of Termination. Such benefits shall be provided to the Executive at the same coverage level and cost to the Executive as in effect immediately prior to the Executive’s Date of Termination. Notwithstanding the above, these medical, dental, vision and Company-paid basic life insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined solely by the Company in good faith. For purposes of enforcing this offset provision, the Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same;

(E)    all outstanding and unvested stock options and SARs shall immediately vest and shall remain exercisable for a period of 3 months from the Date of Termination or the last day of the option term, whichever occurs first. Additionally, from time to time, the Company may declare “blackout” periods with respect to designated employees of the Company during which such employees are prohibited from engaging in certain transactions in Company securities. In the event that the scheduled expiration date of this option and SAR shall fall within a blackout period that has been declared by the Company and that applies to an option/SAR holder, then the expiration date shall automatically, and without further notice to the option/SAR holder, be extended until such time as fifteen (15) consecutive business days have elapsed after the scheduled expiration date without interruption by any blackout period that applied to the option/SAR holder;
(F)    all restrictions on unvested shares of restricted stock and unvested restricted stock units or deferred shares shall immediately lapse, with such shares and units becoming non-forfeitable. The timing of the delivery of any shares on account of the vesting of any restricted share units will be determined under the terms of the Equity Incentive Plan (as most recently amended and/or restated) and the award agreements thereunder;
(G)    unearned performance shares and performance units shall become non-forfeitable at one hundred percent of target; The timing of the delivery of any shares or cash on account of the vesting of performance shares or performance units will be determined under the terms of the Equity Incentive Plan (as most recently amended and/or restated) and the award agreements thereunder; and
(H)    the Company will assist the Executive in finding other employment opportunities by providing to him, at the Company’s limited expense, reasonable professional outplacement services through the provider of the Company’s choice. Such outplacement services shall terminate when the Executive finds other employment. However, in no event shall such outplacement services continue for more than 24 months following the Date of Termination.
(c)    Security for Payment
(i)    Trust Agreements. To ensure that the provisions of Sections 14(a) and 14(c) of this Agreement can be enforced by the Executive, two agreements (“Trust Agreement” and “Trust Agreement No. 2”) dated as of February 10, 1989, have been established between National City Bank, a national banking association (“Trustee”) and the Company. The Trust Agreement sets forth the terms and conditions relating to payment from the Trust Agreement of the payments and benefits pursuant to Sections 14(a)(i)(A-D) hereof owed by the Company, and Trust Agreement No. 2 sets forth the terms and conditions relating to payment from Trust Agreement No. 2 of attorneys’ and related fees and expenses pursuant to Section 14(c) hereof owed by the Company. Executive shall make demand on the Company for any payments due Executive pursuant to Section 14(c) hereof prior to making demand therefor on the Trustee under the Trust Agreement No. 2. Payments by such Trustee shall discharge the Company’s liability under Section 14(c) hereof only to the extent that trust assets are used to satisfy such liability.

(ii)    Obligation of the Company to Fund Trusts. Upon the earlier to occur of (X) a Change in Control that involves a transaction that was not approved by the Board, and was not recommended to the Company’s shareholders by the Board, (Y) a declaration by the Board that the Trusts should be funded in connection with a Change in Control that involves a transaction that was approved by the Board, or was recommended to shareholders by the Board, or (Z) a declaration by the Board that a Change in Control is imminent, the Company shall promptly to the extent it has not previously done so and to the extent the amount contributed would not be treated as property transferred in connection with the performances of services for purposes of Section 83 of the Code, as provided in Section 409A(b)(3) of the Code, and in any event within five (5) business days:
(A)    transfer to the Trustee to be added to the principal of the trust under the Trust Agreement a sum equal to the aggregate value on the date of the Change in Control of the payments and benefits which could become payable to Executive under the provisions of Sections 14(a)(i)(A-D) hereof, provided, however, that the Company shall not be required to transfer, in the aggregate, to the trust under the Trust Agreement a sum in excess of the maximum amount authorized by its Board by resolutions on February 10, 1989, which resolutions contemplate the funding of the trust under the Trust Agreement. Any payments or benefits provided by the Trustee pursuant to the Trust Agreement shall, to the extent thereof, discharge the Company’s obligation to provide the payments and benefits under Sections 14(a)(i)(A-D) hereunder, it being the intent of the Company that assets in such Trust be held as security for the Company’s obligation to pay the payments and benefits under this Sections 14(a)(i)(A-D) of this Agreement, and
(B)    transfer to the Trustee to be added to the principal of the trust under Trust Agreement No. 2 the sum of two million dollars. Any payments of attorneys’ and related fees and expenses, which are the obligation of the Company under Section 14(c) hereof, by the Trustee pursuant to Trust Agreement No. 2 shall, to the extent thereof, discharge the Company’s obligation hereunder, it being the intent of the Company that such assets in such Trust be held as security for the Company’s obligation under Section 14(c) hereof.
(d)    Indemnification of Legal Fees. Effective only upon a Change in Control, it is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of his rights following such a Change in Control under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder following a Change in Control. Accordingly, following a Change in Control if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement which arose following a Change in Control or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, or any Subsidiary, Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Following a Change in Control, the Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys’ and related fees and expenses incurred by the Executive as a result of the Company’s failure to perform this Agreement or any provision hereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid, provided any such reimbursement of attorneys’ and related fees and expenses shall be made not later than December 31 of the year following the year in which the Executive incurred the expense.
15.    Resolution of Disputes.
Any disputes arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, failing that, by binding arbitration, to be held in Cleveland, Ohio, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company will pay the direct costs and expenses of such arbitration. The Company will also reimburse the Executive for reasonable fees and expenses, including reasonable attorney’s fees, incurred by the Executive in connection with such arbitration, such reimbursement to be made monthly as such fees and expenses are incurred. In the event Executive does not prevail at arbitration, however, Executive will re-pay to the Company any and all expenses and fees previously reimbursed by the Company.
Notwithstanding the provisions of this Section 15, the Parties agree that in the event of any dispute between the Executive and the Company as to any of the Executive’s obligations under Sections 11, 12, or 13, then the arbitration requirements of this Section 15 shall not apply, and that instead, the Parties must seek relief as to that dispute in a court of general jurisdiction in the State of Ohio to be docketed, if available, on the commercial docket of that court. The Parties hereby consent to the exclusive specific and general jurisdiction of such court. The Executive hereby agrees that, by virtue of his work for the Company, he has purposely availed himself of the benefits and protections of the laws of the State of Ohio. In addition, in connection with any such court action, the Executive acknowledges and agrees that the remedy at law available to the Company for breach by Executive of any of his obligations under Sections 11, 12, or 13 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of the Executive’s violation of any provision of Sections 11, 12, or 13 of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage. For purposes of clarity, each Party shall bear his or its own costs and expenses in connection with any such litigation, unless such costs and expenses are awarded to a Party by the court in such litigation.

16.    Assignability; Binding Nature.
This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Company.
The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 16 hereof. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 16, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.
17.    Entire Agreement.
This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.
18.    Amendment or Waiver.
No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.
19.    Withholding.

The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.
20.    Severability.
In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.
21.    Survivorship.
Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment. Except as otherwise expressly provided by this Agreement, this Agreement itself (as distinguished from the Executive’s employment) may not be terminated by either Party without the written consent of the other Party. Upon the expiration of the term of the Agreement, the respective rights and obligations of the Parties shall survive such expiration to the extent necessary to carry out the intentions of the Parties an embodied in the rights (such as vested rights) and obligations of the Parties under this Agreement.
22.    References.
In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
23.    Governing Law.
This Agreement shall be governed in accordance with the laws of Ohio without reference to principles of conflict of laws.
24.    Notices.
All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) delivered by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:
If to the Company:
Diebold, Incorporated
5995 Mayfair Road
North Canton, Ohio 44720

Attention: Vice President and Chief Human Resources Officer

If to the Executive:

At the last residential address known by the Company

With a Copy to:

Jonathan Cohen, Esq.
Joseph & Cohen, P.C.
1855 Market Street
San Francisco, CA 94103

25.    Heading.
The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
26.    Counterparts.
This Agreement may be executed in two or more counterparts.
27.    Code Section 409A Compliance.
To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered in a manner consistent with this intent. References to Section 409A of the Code will include any proposed, temporary or final regulation, or any other formal guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service. Each payment or benefit to be made or provided to the Executive under the provisions of this Agreement will be considered to be a separate payment and not one of a series of payments for purposes of Section 409A of the Code.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

The Company By: /s/ Sheila Rutt Sheila Rutt Vice President, Chief Human Resources Officer	By: /s/ Andreas W. Mattes Andreas W. Mattes